EXHIBIT 2.15
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                            ACCOUNT AGENCY AGREEMENT
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     Account  Agency  Agreement  made  as  of  this  11 day of April, 2002, (the
"Account Agency Agreement"), by and between EQUIS FINANCIAL GROUP LIMITED PARTNERSHIP, a Massachusetts Limited Partnership (the "Company"), and Wilmington Trust Company, a Delaware banking corporation (the "Account Agent").
     The parties hereto are entering into this Account Agency Agreement pursuant to the Revised Stipulation of Settlement, dated as of April __, 2002 (the "Settlement Agreement"), among the Company and certain of its affiliates, and LEONARD ROSENBLUM, J/B INVESTMENT PARTNERS, SMALL and REBECCA BARMACK, PARTNERS, BARBARA HALL, HENRY R. GRAHAM, ANNE R. GRAHAM, MARGO CORTELL, PATRICK M. RHODES, BERNICE M. HUELS, GARRETT N. VOIGHT, CLAIRE E. FULCHER, MARCELLA LEVY, RICHARD HODGSON, CITY PARTNERSHIPS, HELMAN PARSONS AND CLEVA PARSONS, on behalf of themselves and all others similarly situated and derivatively on behalf of the Nominal Defendants, (the "Plaintiffs").

     Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Settlement Agreement.

     This  Account  Agency  Agreement is designed to implement the provisions of
Section 2.2(g) of the Settlement Agreement pursuant to which (i) the Company will deposit an aggregate amount of $8 million cash in a Cash Collateral Account with the Account Agent; and (ii) the Company, upon receipt from the General Partners of cash distributions from the Operating Partnerships, shall promptly deposit 50% of such distributions in the Cash Collateral Account which sums shall be distributed in accordance with the terms hereof.
Accordingly, in consideration of the mutual agreements herein contained, the parties hereto hereby agree as follows:
1.     APPOINTMENT  OF  ACCOUNT AGENT.  The Account Agent is hereby appointed to
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act  as  Account  Agent  hereunder  and the Account Agent agrees to act as such, pursuant  to  the  terms  set  forth  herein.
2.     CASH  COLLATERAL  FUND.  The  Company  shall deliver funds to the Account
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Agent  as  follows: (i) on the date hereof, in accordance with Section 2.2(g) of the Settlement Agreement, the Company is delivering to the Account Agent by wire transfer to the Cash Collateral Account, the sum of $8,000,000, and (ii) upon receipt from the General Partners of cash distributions from the Operating Partnerships, the Company shall promptly deposit 50% of such distributions with the Account Agent (such sums, together with all investments made therewith and earnings thereon, being collectively referred to herein as the "Cash Collateral Fund"). The Account Agent shall deposit the Cash Collateral Fund in an account or accounts specified by the Account Agent and the Account Agent is accepting such sum for deposit in escrow pursuant to the provisions of this Account Agency Agreement.



3.     PERMITTED  INVESTMENTS.  The  Account Agent shall invest and reinvest the
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Cash  Collateral  Fund  in  any  or all of the following:  (i) short-term direct obligations of, or obligations fully guaranteed by, the United States of America or any agency thereof; (ii) certificates of deposit issued by any bank trust company or national banking association having total capital and surplus in excess of Fifty Million Dollars ($50,000,000); (iii) Bank repurchase agreements covering securities issued or guaranteed by the United States government or any agency or instrumentality thereof; (iv) money market funds having a net worth of at least $100,000,000 or similar highly liquid investments (other than tax-exempt securities or obligations) including, the Wilmington Fund, an AAA rated money market fund managed by Rodney Square, and an affiliate of the Account Agent (such investments being collectively referred to herein as the "Permitted Investments"). Any loss incurred from an investment in or sale of Permitted Investments will be borne solely by the Cash Collateral Fund. Investment and reinvestment of the Cash Collateral Fund shall be made only in Permitted Investments, but the Account Agent may in its sole and absolute discretion select which Permitted Investments to reinvest the Cash Collateral Fund. It is hereby acknowledged that the Account Agent shall not be required to maximize the investment return on the Cash Collateral Fund during the term of this Account Agency Agreement. The Account Agent shall be and hereby is relieved of all liability with respect to the purchasing, holding or selling of Permitted Investments in accordance with the terms hereof. The Account Agent is not responsible for any losses to the Cash Collateral Fund which may occur, including, without limitation, by reason of bank failure or the amount of the Cash Collateral Fund exceeding the Federal Deposit Insurance Corporation limits.
4.     DISPOSITION  OF  SECURITIES.  At  the  time  the  Account  Agent shall be
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required  to  make any payment of principal under this Account Agency Agreement, the Account Agent shall liquidate the Permitted Investments held hereunder to make such payment.
5.     RIGHTS  TO  CASH  COLLATERAL  FUND.  Except  as provided herein, the Cash
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Collateral Fund shall be for the exclusive benefit of the Company its successors and assigns, and no other person or entity shall have any right, title or interest therein.
6.     COMPANY  REPRESENTATIONS.  The  Company  represents  and  warrants to the
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Account  Agent  that  (i) it has irrevocable right, power and authority to enter into and perform this Agreement, (ii) it has irrevocable right, power and authority to give and receive directions and notices hereunder; (iii) it has irrevocable right, power and authority to make all determinations that may be required or that it deems appropriate under this Agreement; and (iv) it has given the Nixon Peabody Partners (as defined in Section 7) the right, power and authority to give and receive direction and notices hereunder and to make required determinations that may be required or appropriate on behalf of the Company as contemplated herein.
7.     DISTRIBUTIONS  FROM  THE  CASH  COLLATERAL FUND.  The Account Agent shall
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continue  to  hold  the  principal of the Cash Collateral Fund in its possession until authorized hereunder to distribute the principal of and income from the Cash Collateral Fund as follows:
(a) upon receipt by the Account Agent of written Instructions from two of Alexander J. Jordan, Jr., Deborah L. Thaxter and Gregory P. Deschenes, or such other individuals as may be designated by the Managing Partner of Nixon Peabody, LP in the event that any of the foregoing shall, for any reason, cease to be partners of Nixon Peabody LP or cease to be able to serve in the capacity contemplated herein (the "Nixon Peabody Partners") before the Note Payment Date (as defined below) , including notice of entry of an order by the United States District Court for the Southern District of Florida that (i) rejects the
Settlement Agreement or (ii) in the opinion of such Nixon Peabody Partners, makes it unlikely that the Settlement Agreement will be approved, the Account Agent will, at the direction of such Nixon Peabody Partners, return the entire Cash Collateral Fund to the Company; or
(b) Within seven (7) business days after receipt by the Account Agent of written Instructions, including notice from any of the Nixon Peabody Partners of the day on which the Note Payment Date has occurred or will occur, or, if later, on the Note Payment Date, to the extent that any Echelon Notes (as defined in the Settlement Agreement) remain outstanding, the Account Agent shall pay the Cash Collateral Fund as follows:
(i) Two of the Nixon Peabody Partners shall give the Account Agent Instructions in writing of the extent that any Echelon Notes remain outstanding, and, to that extent and in accordance with such Instructions, the Account Agent shall pay the Echelon Notes out of the funds on deposit in the Cash Collateral Account plus any interest earned on them net of the Account Agent's reasonable fees and expenses to the Liquidating Trustee as payments reducing, first, the principal amount due on the Echelon Notes and, second, any interest accrued at 7.5%. If, for any reason, the Liquidating Trustee has not been appointed by the Note Payment Date (and assuming that Cash Collateral Fund has not been returned to the Company pursuant to Section 7(a), above), the cash distributions shall be made to each of the Operating Partnerships in the following proportions:
AMERICAN  INCOME  PARTNERS  V-A       6.75%
AMERICAN  INCOME  PARTNERS  V-B      17.81%
AMERICAN  INCOME  PARTNERS  V-C       7.47%
AMERICAN  INCOME  PARTNERS  V-D       8.53%
AMERICAN  INCOME  FUND  1-A           5.16%
AMERICAN  INCOME  FUND  1-B           4.09%
AMERICAN  INCOME  FUND  1-C           8.69%
AMERICAN  INCOME  FUND  1-D           9.53%
AMERICAN  INCOME  FUND  1-E          14.97%
AIRFUND                               5.63%
AIRFUND  II                          11.38%
(ii) Upon the payment of all of the outstanding aggregate principal amount and interest accrued at 7.5% on the Echelon Notes, the Account Agent, in accordance with such Instructions, shall promptly release any remaining funds in the Cash Collateral Account to the Defendants and terminate the Cash Collateral Account
(c) The "Note Payment Date" shall mean the last day of the first calendar quarter after the first date on which the Final Judgment and Order with respect to the Operating Partnership Sub Class entered by the Court, as described in
Section  4.4  of  the  Settlement  Agreement,  becomes  final,  binding  and nonappealable.
(d)     The  Instructions  shall  contain  the  following:
(i) the party or parties to whom, or the account or accounts to which, the Account Agent is thereby directed to pay such amounts; and
(ii) the date upon which the Account Agent is directed to pay such amount. The Account Agent may rely fully on the provisions set forth in the Instructions without any responsibility to determine whether such Instructions comply with this Section 7, or the Settlement Agreement. The Company agrees to promptly issue the Account Agent instructions to distribute the Cash Collateral Fund.
(e) In the event transfer Instructions are given, whether in writing, by telecopier or otherwise, the Account Agent is authorized (but not required) to seek confirmation of such Instructions by telephone call-back and the Account Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for callbacks may be changed only in a writing actually received and acknowledged by the Account Agent. The parties to this Agreement acknowledge that such security procedure is commercially reasonable. The Account Agent may disburse the Cash Collateral Funds pursuant to Paragraph 7 hereof, either by wire transfer or certified or bank check, at the sole discretion of the Account Agent. It is understood, however, that the Account Agent may disburse any funds in the Cash Collateral Fund without any Instructions, if such distributions are pursuant to Section 7.
(f) It is understood that the Account Agent in any funds transfer may rely solely upon any account numbers or similar identifying number provided by the Nixon Peabody Partners hereto to identify (i) each transferee, (ii) its bank, or
(iii) an intermediary bank. The Account Agent may apply any of the Cash Collateral Funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the transferee being paid, or the transfer of funds to a bank other than the transferee's bank, or an intermediary bank designated.
8.     TERMINATION  OF AGENCY.  In the event that a dispute arises in connection
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with  the  release of the Cash Collateral Fund, the Account Agent shall have the sole and absolute right to resign in accordance with the provisions of Section 10 hereof. This Account Agency Agreement shall automatically terminate if and when all amounts in the Cash Collateral Account (including all the cash, securities or other instruments in which any of the funds deposited in the Cash Collateral Account shall have been invested) shall have been distributed by the Account Agent in accordance with the terms of this Account Agency Agreement.
9.     THE  ACCOUNT  AGENT'S  OBLIGATIONS.   (a)  The obligations of the Account
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Agent  are  those  specifically provided in this Agreement and no other, and the
Account Agent shall have no liability under, and no duty to inquire into the terms and provisions, of any agreement between the Company and the Plaintiffs. The Account Agent is acting hereunder as an accommodation to the Company hereto. The duties of the Account Agent are purely ministerial in nature, and it shall not incur any liability whatsoever, except for willful misconduct or gross negligence. The Account Agent may consult with counsel of its choice and shall not be liable for following the advice of such counsel.
     (b) The Account Agent shall not have any responsibility for the genuineness or validity of any document or other item deposited with it or of any signature thereon or for the identity, authority or right of any person executing or depositing the same and shall not have any liability for acting in accordance with any written instructions or certificates given to it hereunder signed by the proper parties.
10.     RESIGNATION  AND  REMOVAL.  The  Account  Agent  may resign and be fully
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discharged  from its duties hereunder at any time by giving at least thirty (30)
days' prior written notice of such resignation to the Company and specifying a date upon which such resignation shall take effect; provided, however, that the Account Agent shall continue to serve until its successor accepts the Cash Collateral Fund. Notwithstanding the foregoing, however, the Account Agent shall, in the alternative have the right, at any time, to deposit the Cash Collateral Fund with a court of competent jurisdiction and the Account Agent shall have no further obligation with respect thereto. Upon receipt of such notice, a successor Account Agent shall be appointed by the Company, such successor Account Agent to become the Account Agent hereunder on the resignation date specified in such notice. If an instrument of acceptance by a successor Account Agent shall not have been delivered to the Account Agent within forty-five (45) days after the giving of such notice of resignation, the resigning Account Agent may petition any court of competent jurisdiction for the appointment of a successor Account Agent. The Company may at any time substitute a new Account Agent by giving ten (10) days' notice thereof to the Account Agent then acting and paying all fees and expenses of such Account Agent. In the alternative, in the event of a dispute in relation to the release of the Cash Collateral Fund, the Account Agent may resign fifteen (15) days after giving written notice of such resignation to the parties hereto and depositing the Cash Collateral Fund with an appropriate court and the Account Agent shall have no further obligation with respect hereto or under this Agreement, in any manner.
11.     INDEMNIFICATION.  The Company shall hold the Account Agent harmless from
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and  against  and  indemnify  the Account Agent for any loss, liability, expense
(including reasonable attorneys' fees, costs of investigation, and expenses either paid to retained attorneys or amounts representing the fair value of legal services rendered to itself), claim or demand arising out of or in connection with the performance of its obligations in accordance with the provisions of this Account Agency Agreement or relating to the Settlement Agreement, except for any of the foregoing to the extent it arises out of the gross negligence or willful misconduct of the Account Agent. In connection therewith, the parties agree as follows:
     (a) As security for the timely and full payment and satisfaction of all of the present and future obligations of the parties to the Account Agent under this Agreement, whether joint or several, the Company hereby grants to the Account Agent a continuing security interest in and to any and all of the Cash Collateral Funds under this Agreement, whether now existing or hereafter acquired or created, together with the products and proceeds thereof, all payments and other distributions with respect thereto, and any and all investments, renewals, substitutions, modifications and extensions of any and all of the foregoing. The Account Agent shall have all of the rights and remedies  of  a  secured  party  under  the  Uniform  Commercial  Code.
(b) In addition, in the event the Account Agent has not received any payment, indemnity, reimbursement or other amount due it under this Agreement, then, notwithstanding any other term or provision of this Agreement, the Account Agent may in its discretion: (i) retain any and all of the Cash Collateral Fund until such time as those obligations have been satisfied; and/or (ii) set off and apply any and all of the Cash Collateral Fund towards the payment and satisfaction of those obligations. The Account Agent shall have a lien for the amount of any such expense or loss on the Cash Collateral Fund held by it hereunder and shall be entitled to reimburse itself from the Cash Collateral Fund for the amount of any such expense or loss. Promptly after the receipt by the Account Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Account Agent shall, if a claim in respect thereof is to be made against the Company, notify the Company thereof in writing; but the failure by the Account Agent to give such notice shall not relieve the Company from any liability which it may have to the Account Agent hereunder. Notwithstanding any obligation to make payments and deliveries hereunder, the Account Agent may retain and hold for such time as it deems necessary such amount of the Cash Collateral Fund as it shall from time to time in its sole discretion deem sufficient to indemnify itself for any such loss or expense and for any amounts due it under Paragraph 11. For the purposes hereof, the term "expense or loss" shall include all amounts paid or payable to satisfy any claim, demand or liability, or in settlement of any claim, demand, action, suit or proceeding settled with the express written consent of the Account Agent, and all costs and expenses, including, but not limited to, reasonable counsel fees and disbursements paid or incurred in investigating or defending against  any  such  claim,  demand,  action,  suit  or  proceeding.
(c) The Account Agent shall be under no duty to institute any suit, or to take any remedial procedures under this Account Agency Agreement, or to enter any appearance or in any way defend any suit in which it may be made a defendant hereunder until it shall be indemnified as provided above.
12.     CONTRIBUTION  BACK.     The  Company,  and by signing below, each of the
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Operating  Partnerships  agrees  that in the event any amount of Cash Collateral
Fund released to the Company or any other person under this Agreement is invalidated, declared to be fraudulent or preferential or must otherwise be restored or returned by the Account Agent in connection with the insolvency, bankruptcy or reorganization of the Company or other person, whether by order of or settlement before any court or other authority or otherwise, the Company and such other person shall contribute back to the Account Agent an amount such that each will be affected by that invalidation, declaration, restoration or return ratably in proportion to the distributions it received under this Agreement, together with any related assignment, release or other instrument or document the Account Agent may request to restore the status quo ante.
13.     TAXES.  To  the  extent  that  the  Account Agent becomes liable for the
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payment of taxes, including withholding taxes, in respect of income derived from the investment of funds held hereunder or any payment made hereunder (collectively, the "Taxes"), the Account Agent may pay such Taxes. The Account Agent may (but shall not be required to) withhold from any payment of the Cash Collateral Fund such amount as the Account Agent estimates to be sufficient to provide for the payment of such Taxes not yet paid, and may use the sum withheld for that purpose. The Account Agent shall be indemnified and held harmless against any liability for Taxes and for any penalties or interest in respect of Taxes on such investment income or payments in the manner provided in Paragraph 13.
14.     FEES.  The Account Agent shall be paid by the Company in accordance with
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the  Schedule  of Fees annexed hereto as Exhibit "A" and shall be reimbursed for the fees and disbursements of its attorneys, or, at the request of the Account Agent, shall pay such fees and disbursements directly to its attorneys promptly following execution of this Account Agency Agreement. All fees and payments shall be paid in United States currency and payable in the United States at the office of the Account Agent.
15.     DISPUTES.   (a)  If any dispute should arise with respect to the payment
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and/or ownership or right of possession of the Cash Collateral Fund, the Account
Agent is authorized and directed to retain in its possession, without liability to anyone, all or any portion of the Cash Collateral Fund until such dispute shall have been settled either by agreement of the parties concerned or by a Final Decree, but the Account Agent shall be under no duty whatsoever to institute or defend any such proceedings.
     (b) The Company shall bear all of its and the Account Agent's fees and expenses incurred by them in resolving any dispute arising under this Account Agency Agreement, except that the Account Agent shall bear its own fees and expenses in the event of a final Judgment and Order determining that the dispute arises out of the gross negligence or willful misconduct of the Account Agent.

16.     NOTICES.  All  notices  or  other  communications  which are required or
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permitted  to  be  given  hereunder  shall be in writing and shall personally be delivered, sent by certified mail, return receipt requested, or facsimile, or sent by a nationally-recognized overnight courier, to the other parties as follows:





To  the  Company:
     Equis  Financial  Group  Limited  Partnership
200  Nyala  Farms
Westport,  CT  0880
Attn:  Gary  D.  Engle
     Telephone:  (__)  ________
Facsimile:  (___)  ________


with  a  copy  to:

Nixon  Peabody  LLP
101  Federal  Street
Boston,  MA  02110-1832
     Attn:     Alexander  J.  Jordan,  Esq.
Telephone:  (617)  345-1000
Facsimile:  (617)  345-1300


If  to  the  Account  Agent,  to:
Wilmington  Trust  Company
Rodney  Square  North
1100  North  Market  Street
Wilmington,  DE  19891-0001
Attn:  Lloyd  Martin  Corporate  Trust  Administration
     Telephone:  (302)  636-6438
 Facsimile:  (302)  636-4149


with  a  copy  to:
Putney  Twombly  Hall  &  Hirson,  LLP
521  Fifth  Avenue
New  York,  New  York,  10175
Attn:  William  M.  Pollak,  Esq.
Telephone:  (212)  682-0020
Facsimile:  (212)  682-9380

or to such other addresses as the party to whom notice is to be given may have furnished to the other parties in writing. Any such communication shall be deemed to have been given when (i) delivered, if personally delivered, (ii) on receipt, if sent by mail, and (iii) on the business day after dispatch, if sent by nationally-recognized overnight courier.
16.     COUNTERPARTS.  This  Account  Agency  Agreement  may  be executed in any
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number  of  counterparts,  and  each  such  counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.
17.     GOVERNING  LAW AND JURISDICTION.  This Account Agency Agreement shall be
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governed  by  and construed in accordance with the laws of the State of Delaware without  giving  effect to the principles of conflicts of laws thereunder.  This
Account Agency Agreement shall be subject to the exclusive jurisdiction of the courts located in New York County, New York. The parties to this Account Agency Agreement agree that any breach of any term or condition of this Account Agency Agreement shall be deemed to be a breach occurring in the State of Delaware by virtue of a failure to perform an act required to be performed in the State of New York and the parties irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of New York for the purpose of resolving any disputes among the parties relating to this Account Agency Agreement or the transactions contemplated hereby. The parties hereto irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in New York County, New York, and further irrevocably waive any claim that any suit, action or proceeding brought in New York County, New York has been brought in an inconvenient forum.
18.     BENEFITS  OF  AGREEMENT.  All  the  terms and provisions of this Account
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Agency  Agreement  shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; and nothing in this Account Agency Agreement, express or implied, is intended to confer on any person, corporation, group or other entity other than the parities hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Account Agency Agreement. Anything contained herein to the contrary notwithstanding, this Account Agency Agreement shall not be assignable by any party hereto without the consent of the other parties hereto.
19.     FULL  FORCE  AND  EFFECT.  This Account Agency Agreement shall remain in
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full  force  and effect until the Account Agent has delivered all amounts in the
Cash  Collateral  Fund  in  accordance  with  the  terms  hereof.
20.     MODIFICATION.  This  Account  Agency  Agreement  shall not be altered or
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otherwise amended, except pursuant to an instrument in writing signed by each of the  parties  hereto.
21.     DESCRIPTIVE  HEADINGS.  The  descriptive headings in this Account Agency
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Agreement  are  for convenience only and shall not control or affect the meaning or  constructing  of  any  provision  of  this  Account  Agency  Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date and year first above written.


EQUIS  FINANCIAL  GROUP  LIMITED  PARTNERSHIP
By:     Equis  Corp.,  General  Partner

     ____________________________________
     Gary  D.  Engle,  President


Wilmington  Trust  Company
By:____________________________
Name:
Title:

The undersigned agree to be bound by the terms of Section 12:


AMERICAN  INCOME  PARTNERS  V-A  LIMITED  PARTNERSHIP
AMERICAN  INCOME  PARTNERS  V-B  LIMITED  PARTNERSHIP
AMERICAN  INCOME  PARTNERS  V-C  LIMITED  PARTNERSHIP
AMERICAN  INCOME  PARTNERS  V-D  LIMITED  PARTNERSHIP
By:     AFG  Leasing  IV  Incorporated,  General  Partner

     By:  _________________________________
          Gary  D.  Engle,  President


AMERICAN  INCOME  FUND  I-A  LIMITED  PARTNERSHIP
AMERICAN  INCOME  FUND  I-B  LIMITED  PARTNERSHIP
AMERICAN  INCOME  FUND  I-C  LIMITED  PARTNERSHIP
AMERICAN  INCOME  FUND  I-D  LIMITED  PARTNERSHIP
AMERICAN  INCOME  FUND  I-E  LIMITED  PARTNERSHIP
By:     AFG  Leasing  VI  Incorporated,  General  Partner

     By:  _________________________________
          Gary  D.  Engle,  President


AIRFUND  INTERNATIONAL  LIMITED  PARTNERSHIP
AIRFUND  II  INTERNATIONAL  LIMITED  PARTNERSHIP
By:  AFG  Aircraft  Management  Corp.,  General  Partner

     By:  _________________________________
          Gary  D.  Engle,  President